Hycor Biomedical Inc. Reports Strong First-Quarter Results;
             Net Income Up 31% on Revenue Growth of 6.7%

    Business Editors & Health/Medical Writers

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--April 22, 2003--Hycor Biomedical Inc. (Nasdaq:HYBD) today reported net income of $331,000, or $0.04 per share on sales of $4,878,000 for the first quarter ended March 31, 2003.
    The results compare with net income of $253,000, or $0.03 per share on revenue of $4,571,000 for the first quarter ended March 31, 2002.
    "One of our key goals is to continue to grow our core business," said J. David Tholen, president and chief executive officer of Hycor. "During the first quarter, we accomplished this goal through a 27% increase in allergy diagnostics sales when compared to the same quarter in 2002.
    "In addition, we strengthened our core business with the FDA approval of an additional autoimmune test. In the U.S., 29 products have now been approved representing the broadest portfolio of automated autoimmune diagnostic testing products available in the market. Internationally, we offer an even broader menu of 37 tests."
    "We also began to make the R&D investment in our significant strategic agreement with Bayer Diagnostics to adapt Hycor's autoimmune reagent portfolio to Bayer's ADVIA Centaur Immunoassay System. We continue to believe that the investments we are making with the Bayer program will lead to significant revenue opportunities in 2004 and beyond.
    "We also continue to explore other strategic agreements for our autoimmune and allergy diagnostics product lines, as well as product line acquisitions and strategic business combinations. In addition, our balance sheet remains extremely strong with no debt," Tholen concluded.
    Hycor will host a conference call and webcast today, Tuesday, April 22, 2003, at 8:30 a.m. PDT to discuss the company's first- quarter results, outlook for the remainder of the year and current corporate developments. The dial-in number for the conference call is 800/245-3043 for domestic participants and 785/832-0201 for international participants.
    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 9 p.m. EDT on Wednesday, April 23, 2003, and can be accessed by dialing 800/753-6120 for domestic callers and 402/220-0684 for international callers.
    To access the live webcast of the call, go to Hycor's Web site at www.hycorbiomedical.com and click on the Investors icon. An archived webcast will also be available at www.hycorbiomedical.com.
    Hycor Biomedical discovers, develops, manufactures and markets diagnostic products for a variety of human medical conditions. These products include high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders, and urinalysis controls and disposable products under the KOVA(R) brand, the market leader in standardized microscopic urinalysis.
    Hycor products are used by physicians and clinical laboratories all over the world to provide accurate, reliable test results for physicians and their patients.
    With headquarters in Garden Grove and facilities in Germany and Scotland, Hycor employs more than 140 people worldwide and serves customers in more than 50 countries. Visit Hycor Biomedical's Web site at http://wwwhycorbiomedical.com.

    The matters discussed in this report are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, competitive, governmental and technological factors affecting the company's operations, markets, products, services and prices, and other factors discussed in the company's filings with the Securities and Exchange Commission.



                              HYCOR BIOMEDICAL INC.
                             CONSOLIDATED STATEMENTS

                                                  Three Months Ended
                                                       March 31,

INCOME STATEMENT                                  2003           2002

Product Sales                                    4,878          4,571
Cost of Sales                                    2,333          2,225
   Gross Profit on Sales                         2,545          2,346

Expenses                                         2,251          2,068
    Operating Income                               294            278

Interest Expense                                     3             10
Interest Income                                     47             33
Foreign Exchange Gain (Loss)                        37             (4)
Net Income Before Taxes                            375            297

Income Tax Provision                                44             44

Net Income                                         331            253

Basic Earnings Per Share                          0.04           0.03

Diluted Earnings Per Share                        0.04           0.03

Weighted Average Shares -
 Basic                                           8,049          8,025
Weighted Average Shares -
 Diluted                                         8,161          8,230


                                                March 31,      Dec. 31,
BALANCE SHEET                                     2003           2002

Cash and Equivalents                             5,181          5,458
Other Current Assets                             7,774          8,314
Net Property and Equipment                       2,185          2,278
Other Assets, Net                                  243            245
                                                15,383         16,295

Current Liabilities                              1,732          2,032
Long-Term Debt                                      --          1,000
Stockholders' Equity                            13,651         13,263
                                                15,383         16,295

Note: Dollars in thousands, except earnings per share.

    CONTACT: Hycor Biomedical Inc., Garden Grove
             Reg Jones, 714/933-3000
                or
             EVC Group
             Douglas M. Sherk, 415/659-2285
             Jennifer Cohn, 415/659-2289